Exhibit 3.7

AMERICAN BAR ASSOCIATION MEMBERS/

NORTHERN TRUST COLLECTIVE TRUST

FIRST AMENDED AND RESTATED FUND DECLARATION

INDEX FUNDS

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, as amended and restated effective July 1, 2010 (the “Declaration of Trust”), which authorizes Northern Trust Investments, N.A., as successor trustee (the “Trustee”) of the American Bar Association Members/ Northern Trust Collective Trust (the “Collective Trust”), to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of July 1, 2010, the Trustee hereby amends and restates the Fund Declaration dated June 29, 2009 of the Index Funds, consisting of six separate Index Funds (the “Index Funds”), each of which shall constitute a separate Fund established pursuant to the Declaration of Trust: the Bond Index Fund, the Large Cap Index Equity Fund, the All Cap Index Equity Fund, the Mid Cap Index Equity Fund, the Small Cap Index Equity Fund and the International Index Equity Fund. The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the respective Index Funds subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Declaration of Trust.

1. Investment Objectives. The purpose of each Index Fund is to provide a collective investment fund which is designed to replicate, after taking into account the expenses of such Index Fund, the total return of a specific securities index. The Bond Index Fund seeks to replicate, after taking into account fund expenses, the total rate of return of the Barclays Capital U.S. Aggregate Bond Index by investing generally in securities which are representative of the domestic investment grade bond market as included in such Index. The Large Cap Index Equity Fund seeks to replicate, after taking into account fund expenses, the total rate of return of the S&P 500 by investing generally in securities included in such Index. The All Cap Index Equity Fund seeks to replicate, after taking into account fund expenses, the total rate of return of the Russell 3000 Index by investing generally in securities included in such Index. The Mid Cap Index Equity Fund seeks to replicate, after taking into account fund expenses, the total rate of return of the S&P MidCap 400 by investing generally in securities included in such Index. The Small Cap Index Equity Fund seeks to replicate, after taking into account fund expenses, the total rate of return of the Russell 2000 Index by investing generally in securities included in such Index. The International Index Equity Fund seeks to replicate, after taking into account fund expenses, the total rate of return of the Morgan Stanley Capital International All-Country World Ex-U.S. Index by investing generally in securities included in the such Index. Assets of each Index Fund will be invested in an index or other collective investment fund maintained by the Trustee, its affiliates or other banks.

Assets of the Bond Index Fund are invested through the SSgA U.S. Bond Index Non-Lending Series Fund. Assets of the Large Cap Index Equity Fund are invested through the SSgA S&P 500 Index Non-Lending Series Fund. Assets of the All Cap Index Equity Fund are invested through the SSgA Russell All Cap Index Securities Lending Series Fund and the SSgA Russell All Cap Index Non-Lending Series Fund. Assets of the Mid Cap Index Equity Fund are invested through the SSgA S&P Midcap Index Non-Lending Series Fund. Assets of the Small Cap Index Equity Fund are invested through the SSgA Russell Small Cap Index Non-Lending Series Fund. Assets of the International Index Equity Fund are invested through the SSgA Global Equity ex U.S. Index Non-Lending Series Fund.

The Trustee may invest all or any portion of the assets of the Index Funds in accordance with Section 3.03(c) of the Declaration of Trust.

2. Investment Guidelines and Restrictions. It is the intention of the Trustee not to cause any Index Fund to invest in derivative instruments, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of each Index Fund may be issued (the “Prospectus”). The Trustee may in the future modify such investment policy as it relates to the Index Funds.

The Index Funds will not, except as otherwise contemplated by the Prospectus:

(a) trade in foreign currency, except for transactions incidental to the settlement of purchases or sales of securities for the Index Fund and derivatives transactions in foreign currency to the extent permitted in the Prospectus;

(b) make an investment in order to exercise control or management over a company;

(c) make short sales, unless the Index Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Index Fund is in a short position;

(d) issue senior securities or trade in commodities or commodity contracts, other than options or futures contracts (including options on futures contracts) with respect to securities or securities indices, and except as described in the Prospectus;

(e) write uncovered options;

(f) purchase real estate or mortgages, provided that each Index Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges, and the International Index Equity Fund may buy shares of comparable real estate investment vehicles traded on established foreign exchanges, if such purchases are consistent with the respective investment objective and restrictions set forth in this Fund Declaration;

(g) invest in securities of registered investment companies;

(h) invest in oil, gas or mineral leases;

(i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions;

(j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) with respect to the All Cap Index Equity Fund only, making loans of portfolio securities; or

(k) underwrite the securities of any issuer.

The Trustee intends to operate each Index Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act.

3. Value of Units in each Index Fund. The initial value of a Unit in each Index Fund on the date of commencement of operations was the dollar amount set forth below opposite the name of such Index Fund:

Bond Index Fund	$10.00
Large Cap Index Equity Fund	$11.00
All Cap Index Equity Fund	$10.00
Mid Cap Index Equity Fund	$12.00
Small Cap Index Equity Fund	$13.00
International Index Equity Fund	$14.00

4. Restrictions on Withdrawal and Transfer. Subject to the Declaration of Trust or as otherwise disclosed in the Prospectus or any supplement thereto, there are no restrictions on withdrawal and transfer of investments in the Bond Index Fund, the Large Cap Index Equity Fund, the All Cap Index Equity Fund, the Mid Cap Index Equity Fund or the Small Cap Index Equity Fund. Units in each of these Index Funds may be withdrawn on any Business Day. A Participating Trust may not make more than one transfer into the International Index Equity Fund within any 45 calendar day period. There are no restrictions on a Participating Trust’s ability to make transfers out of the International Index Equity Fund on any Business Day.

5. Fees. For services rendered by the Trustee to or on behalf of the Index Funds, The Northern Trust Company will be entitled to receive compensation in the amounts and at the times set forth in Schedule A attached hereto.

6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the respective assets of the Index Funds. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, NORTHERN TRUST INVESTMENTS, N.A. has caused its name to be signed to this First Amended and Restated Fund Declaration for the Index Funds by its proper officer as of June 24, 2010.

NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Thomas R. Benzmiller
Name:	Thomas R. Benzmiller
Title:	Senior Vice President

FUND DECLARATION

INDEX FUNDS

SCHEDULE A

Effective as of July 1, 2010, for services rendered by the Trustee to or on behalf of the respective Index Funds, The Northern Trust Company (“Northern Trust”) shall be entitled to receive, with respect to the assets of the Funds (including for this purpose the Balanced Fund prior to its termination), a Trust, Management and Administration fee charged at the annual rates as set forth below, which will accrue on a daily basis and will be paid monthly from the respective assets of the Funds, provided that such fee shall be reduced by the amount of any fee received by Northern Trust (which for these purposes shall not exceed the amount set forth below), other than the fees expressly provided for in the Fund Declaration of such Fund, including but not limited to those set forth in this Schedule A, on account of the investment of any assets of such Fund in any collective investment fund maintained by Northern Trust or its affiliates:

Aggregate Value of Assets of the Funds (excluding for this purpose assets of a Fund attributable to direct holdings of Units in another Fund and excluding the Retirement Date Funds)	Rate
First $1.0 billion	.115%
Next $2 billion	.080%
Over $3 billion	.065%

FUND DECLARATION

INDEX FUNDS

SCHEDULE B

The Trustee has entered into an Investment Advisor Agreement with State Street Bank and Trust Company with respect to management of the respective assets of the Index Funds.